Exhibit 99.2 3Q18 Earnings Presentation October 25, 2018

Forward Looking Statements The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to: weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas; the inability to retain USAB’s customers and employees; less than expected cost reductions and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT" and branch transformation strategy; greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations; the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy; higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from the impact of the Tax Cuts and Jobs Act and other changes in tax laws, regulations and case law; damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters; the loss of or decrease in lower-cost funding sources within our deposit base may adversely impact our net interest income and net income; cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities; changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020; our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings; higher than expected loan losses within one or more segments of our loan portfolio; unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events; unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships. A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

3Q 2018 Highlights 3 Reported Adjusted1 3Q18 2Q18 3Q17 3Q18 2Q18 3Q17 Return on 0.91% 0.98% 0.67% 0.96% 1.01% 0.79% Average Assets Efficiency Ratio 61.70% 60.25% 69.43% 57.85% 57.15% 59.21% Diluted Earnings Per $0.20 $0.21 $0.14 $0.21 $0.22 $0.17 Share Year-over-year quarterly adjusted earnings per share growth of over 23% Annualized linked quarter net loan growth of 15.1% Net Interest Margin up 1 basis point linked quarter to 3.12% Year-over-year adjusted Efficiency Ratio improvement of 136 basis points 1Please refer to the Non-GAAP Disclosure Reconciliation on pages 10 & 11

SLIDE 4

Revenues

Net Interest Margin – Stable Trend


3.07%
3.11%
3.12%
$166.0
$212.3
$218.1
3Q 2017
2Q 2018
3Q 2018
NII ($mil)
NIM

Both metrics are represented on full tax equivalent basis

- Annualized linked-quarter NII growth of 11% driven by substantial loan growth.
- We anticipate NIM to be relatively stable in 4Q18
- We remain confident in our loan growth goals which should allow for continued net interest income growth.

Non-Interest Income Trends ($mil)


$27.0
$38.1
$29.0
5.5
5.6
1.9
7.6
1.5
4.9
7.6
6.7
2.0
7.3
2.7
11.8
3.7
6.6
2.6
6.8
2.5
6.8
3Q17
2Q18
3Q18
Gain-on-Sale of Loans
Service Charges
Loan Servicing Fees
Trust, Investment & Insurance
BOLI
Other 1

- Other non-interest income negatively impacted by $1.8mil due to write-down of branches related to Branch Transformation.
- FDIC loss share also negatively impacted the linked quarter non-interest income trend (2Q18 positive $745 thousand vs 3Q18 negative $1.2 million)
- Mortgage sale income declined $3.9 million linked quarter due to absence of bulk sales during the third quarter.

[1]Other Income includes income from swap fees, credit card fees, net gains and losses from sales of assets and securities, FDIC loss-share income/expense (change in FDIC receivable) and other additional sources.

Noninterest Expense 5 Project LIFT Status & Timing1 ($ in millions) Efficiency Ratio (%)3 3Q17 15.5% 11.8% 4Q17 1Q18 19.5% 61.7 13.6% $22 mil 60.3 by the end 2Q18 57.2 57.9 of 2Q19 3Q18 < 51.0 16.4% 23.2% Remaining 2 2Q18 3Q18 2Q18 3Q18 2020 Goal Benefit Reported Reported Adjusted Adjusted 3Q18 Adjusted Operating Expenses ($, in millions)3 Linked quarter increase in adjusted expenses Other notable items in 3Q18 driven primarily by higher commissions related to residential loan growth and hiring in $1.3 $2.1 Future Facing technology $143.3 Tech $0.6 Systems Overlap $1.7 LIFT related cost-saves remain on target $5.4 $4.7 Mortgage Commissions Vast majority of legal charge taken as a Severance consequence of an agreement in principle $0.4 reached to settle the litigation disclosed in our Adjusted Expenses Amortization of tax credits most recent 10-Q Legal Charge Merger-related 1Figures are on a pre-tax basis; 2Represents the estimated remaining benefit for the program at Sept. 30, 2018; 3Refer to the appendix regarding the calculation for non-GAAP financial measures.

Loans & Loan Growth 6 1 Loan Portfolio by Product (3Q18) Loan Portfolio by Region Res. Mortgage, 15.8% C&I, 17.1% 28% 2 Florida Consumer, Multi-family, 10.5% 15.8% $24.1 32% New York bil Construction, 5.9% 3 New Jersey Owner Occupied CRE, 40% 11.5% Non-owner Occupied CRE, 23.4% Total Loans New loan originations ($ bil) and Spread (%) $1.6 Strong Performance and Outlook $1.6 3.30% 3Q18 annualized quarterly loan growth of 15.1% We believe we will exceed our previous loan growth outlook for $1.0 3.11% 3.12% the year of 8-10%, net of loan sales Q1 2018 Q2 2018 Q3 2018 Origination Volume Spread 1Loan classifications according to call report schedule which may not correspond to classification outlined in earnings release. 2includes loans in Alabama. 3 includes out of state loans made primarily to NJ based customers.

Deposits & Funding 7 Recent Deposit Trend ($ in billions)1 Funding Composition 9/30/18 $948 mil Non-interest bearing 4.65 5.42 Time +$763 mil $11.04 Savings, NOW $6.13 & MMA 6.22 6.14 Noninterest Bearing $27.34 ($82) mil Time bil 10.77 11.04 $1.78 Savings, Now & Short-term MMA +$267 mil Borrowings $2.97 $5.42 Long-term Borrowings 2Q 2018 3Q 2018 Trailing Period Betas2 Funding Trends for 3Q18 92.3% 87.4% Loan-to-deposit ratio remained flat on a 60.7% linked-quarter basis at 107% 75.4% 55.1% 47.5% Reduced combined short and long-term 45.6% borrowings by approximately $285 million 49.8% from the prior quarter 38.4% 3 Months 6 Months 12 Months Total Funding Beta Loans IB Deposits 1Sums may be inconsistent due to the effects of rounding 2Represents the trailing period change from 3Q18 in the quarterly average rate for Valley average deposits, interest-bearing liabilities and loans as a percentage of the change in the monthly average effective federal funds rate for corresponding period.

Asset Quality 8 NCOs/Avg. Loans1 Nonaccruals/Loans2 0.01% 0.36% 0.33% 0.00% 0.27% -0.03% 3Q17 2Q18 3Q18 3Q17 2Q18 3Q18 Taxi Medallion Update Quarterly net charge-offs of $231 thousand Taxi Medallion 6/30/18 9/30/18 Loan loss provision (LLP) associated with Related Reserves as a % of Total 17.2% 19.9% Exposure medallion portfolio equated to approximately $0.01 per share after-tax Total Exposure $135 mil $132 mil Remaining quarterly LLP driven by new loan originations Medallions as a % of Total Loans 0.58% 0.55% 1Represents annualized net charge-offs as a percentage of average loans for the period indicated; 2Represents nonaccrual loans as a percentage of total outstanding loans as the period indicated.

Targets & Outlook 9 • We believe we will exceed our previous outlook of 8-10%, net of 2018 Full-year loan growth loan sales Net Interest Margin • Expect 4Q18 NIM to be relatively flat (+/- 2 bps) • We seek to achieve an adjusted efficiency ratio for 4Q18 in a range Adjusted Efficiency Ratio of 54 to 56% (excluding merger related charges, infrequent items and amortization of tax credits)

Non-GAAP Disclosure Reconciliation 10 Three Months Ended September 30, June 30, September 30, ($ in thousands, except for share data) 2018 2018 2017 Adjusted net income available to common shareholders: Net income, as reported $69,559 $72,802 $39,649 Add: LIFT program expense (net of tax)* — — 5,753 Add: Branch related asset impairment (net of tax)** 1,304 — — Add: Losses (gains) on securities transactions (net of tax) 56 26 (3) Add: Legal expenses (litigation reserve impact only, net of tax) 1,206 — — Add: Merger related expenses (net of tax)*** 935 2,326 1,043 Net income, as adjusted $73,060 $75,154 $46,442 Dividends on preferred stock 3,172 3,172 2,683 Net income available to common shareholders, as adjusted $69,888 $71,982 $43,759 * LIFT program expenses are primarily within professional and legal fees, and salary and employee benefits expense. ** Branch related asset impairment is included in net losses on sale of assets within non-interest income. *** Merger related expenses are primarily within salary and employee benefits and other expense. Adjusted per common share data: Net income available to common shareholders, as adjusted $69,888 $71,982 $43,759 Average number of shares outstanding 331,486,500 331,318,381 264,058,174 Basic earnings, as adjusted $0.21 $0.22 $0.17 Average number of diluted shares outstanding 333,000,242 332,895,483 264,936,220 Diluted earnings, as adjusted $0.21 $0.22 $0.17 Adjusted annualized return on average tangible shareholders' equity: Net income, as adjusted $73,060 $75,154 $46,442 Average shareholders' equity 3,307,690 3,279,616 2,502,538 Less: Average goodwill and other intangible assets 1,161,167 1,163,575 733,450 Average tangible shareholders' equity $2,146,523 $2,116,041 $1,769,088 Annualized return on average tangible shareholders' equity, as adjusted 13.61% 14.21% 10.50% Adjusted annualized return on average assets: Net income, as adjusted $73,060 $75,154 $46,442 Average assets $30,493,175 $29,778,210 $23,604,252 Annualized return on average assets, as adjusted 0.96% 1.01% 0.79% Adjusted annualized return on average shareholders' equity: Net income, as adjusted $73,060 $75,154 $46,442 Average shareholders' equity $3,307,690 $3,279,616 $2,502,538 Annualized return on average shareholders' equity, as adjusted 8.84% 9.17% 7.42%

Non-GAAP Disclosure Reconciliation

SLIDE 11

($ in thousands)	Three Months Ended September 30, 2018	June 30, 2018	September 30, 2017
Annualized return on average tangible shareholders' equity:			
Net income, as reported	$69,559	$72,802	$39,649
Average shareholders' equity	3,307,690	3,279,616	2,502,538
Less: Average goodwill and other intangible assets	1,161,167	1,163,575	733,450
Average tangible shareholders' equity	$2,146,523	$2,116,041	$1,769,088
Annualized return on average tangible shareholders' equity	12.96%	13.76%	8.96%
Adjusted efficiency ratio:			
Non-interest expense, as reported	$151,681	$149,916	$132,565
Less: LIFT program expense (pre-tax)	—	—	9,875
Less: Legal expenses (litigation reserve impact only, pre-tax)	1,684	—	—
Less: Merger-related expenses (pre-tax)	1,304	3,248	1,241
Less: Amortization of tax credit investments (pre-tax)	5,412	4,470	8,389
Non-interest expense, as adjusted	$143,281	$142,198	$113,060
Net interest income	216,800	210,752	163,945
Non-interest income, as reported	29,038	38,069	26,997
Add: Branch related asset impairment (pre-tax)	1,821	—	—
Non-interest income, as adjusted	$30,859	$38,069	$26,997
Gross operating income, as adjusted	$247,659	$248,821	$190,942
Efficiency ratio, as adjusted	57.85%	57.15%	59.21%

($ in thousands, except for share data)	As of September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Tangible book value per common share:					
Common shares outstanding	331,501,424	331,454,025	331,189,859	264,468,851	264,197,172
Shareholders' equity	$3,302,936	$3,277,312	$3,245,003	$2,533,165	$2,537,984
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,166,481	1,162,858	1,165,379	733,144	733,498
Tangible common shareholders' equity	$1,926,764	$1,904,763	$1,869,933	$1,590,330	$1,594,795
Tangible book value per common share	$5.81	$5.75	$5.65	$6.01	$6.04
Tangible common equity to tangible assets:					
Tangible common shareholders' equity	$1,926,764	$1,904,763	$1,869,933	$1,590,330	$1,594,795
Total assets	30,881,948	30,182,979	29,464,357	24,002,306	23,780,661
Less: Goodwill and other intangible assets	1,166,481	1,162,858	1,165,379	733,144	733,498
Tangible assets	$29,715,467	$29,020,121	$28,298,978	$23,269,162	$23,047,163
Tangible common equity to tangible assets	6.48%	6.56%	6.61%	6.83%	6.92%

For More Information 12 . Log onto our website: www.valley.com . Email requests to: rkraemer@valley.com . Call Rick Kraemer in Investor Relations, at: (973) 686-4817 . Write to: Valley National Bank 1455 Valley Road Wayne, New Jersey 07470 Attn: Rick Kraemer, FSVP - Investor Relations Officer  Log onto our website above or www.sec.gov to obtain free copies of documents filed by Valley with the SEC